Exhibit 5.1

April 14, 2022

VIA ELECTRONIC TRANSMISSION

Biotricity, Inc.

203 Redwood Shores Parkway, Suite 600

Redwood City, CA  94065

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Biotricity, Inc., a Nevada corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-3 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relating to resale of up to 10,947,201 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share by the Selling Stockholders named in the prospectus contained in the Registration Statement.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of each natural person signing any document reviewed by us, the authority of each person signing in a representative capacity (other than the Company) any document reviewed by us, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us or filed with the Commission as conformed and certified or reproduced copies. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that  the Shares have been duly authorized by all requisite corporate action on the part of the Company under the Nevada Private Corporations Chapter of the Nevada Revised Statutes (the “NRS”) and are validly issued, fully paid and non-assessable.

This letter is limited to matters governed by the NRS and by the laws of the State of New York (“Laws”).

This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

1185 Avenue of the Americas | 31st Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRF.LAW

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus and in any supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference, LLP
Sichenzia Ross Ference, LLP

1185 Avenue of the Americas | 31st Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRF.LAW